Exhibit 99.1

Ener1, Inc.
PRESS RELEASE

FOR RELEASE 5:00 A.M. ON TUESDAY, SEPTEMBER 18, 2007

USABC AWARDS $6.5 MILLION BATTERY TECHNOLOGY DEVELOPMENT CONTRACT TO ENER1’S ENERDEL SUBSIDIARY

FORT LAUDERDALE, Fla., September 18, 2007, Ener1, Inc. (OTCBB: ENEI), an alternative energy company, announced that its EnerDel subsidiary was awarded a lithium-ion battery technology development contract from the United States Advanced Battery Consortium (USABC), an organization whose members are Chrysler LLC, Ford Motor Company and General Motors Corporation.

USABC awarded the contract in collaboration with the U.S. Department of Energy (DOE) to develop lithium-ion battery technology for hybrid-electric vehicle applications. The 18-month contract, valued at $6.5 million, is the second of a three-phase USABC program and requires a 50 percent cost share. EnerDel successfully completed Phase I in June.

Under the full three-phase program, EnerDel is working to develop a fully integrated battery system for use in hybrid vehicle applications. The USABC program aims to produce a cost-competitive, lithium ion battery that is lighter, smaller and higher in power than existing battery technologies for hybrid electric vehicles.

EnerDel’s Phase II contract involves development focused on scaling up to a production caliber cell, extensive lifetime testing and evaluation, as well as demonstrating the technology in battery modules.

“We are pleased to award this contract to EnerDel as part of USABC’s battery technology research and development program,” said Don Walkowicz, executive director of USCAR. “The program is essential to advancing the goals of the FreedomCAR and Fuel Partnership, yielding both near and long-term benefits for hybrid-electric and hydrogen-fueled transportation.”

Subhash Dhar, President of Ener1, said, “We are pleased that USABC has awarded the Phase II contract based upon the success we have demonstrated in Phase I. The contract award recognizes our efforts to date, and the funds will greatly help EnerDel to deliver potentially breakthrough technology in finished product form.” Ulrik Grape, Chief Executive Officer of EnerDel, added, “We expect to deliver results that will meet and exceed the battery performance requirements of USABC and the DOE and that will set a very high standard of performance in the United States.”

USABC is a consortium of the United States Council for Automotive Research (USCAR). Its mission is to develop electrochemical energy storage technologies that support commercialization of fuel cell, hybrid and electric vehicles. USABC has a cooperative agreement with the DOE for research and development of battery technologies.

Founded in 1992, the United States Council for Automotive Research (USCAR) is the umbrella organization for collaborative research among Chrysler LLC, Ford Motor Company and General Motors Corporation. The goal of USCAR is to further strengthen the technology base of the domestic auto industry through cooperative research and development.

The FreedomCAR and Fuel Partnership is a collaboration among the U.S. Department of Energy; USCAR; and five major energy companies: BP America, Chevron Corporation, ConocoPhillips, ExxonMobil Corporation and Shell Hydrogen (U.S.). It is a broad, very challenging research effort to assist in the development of high-risk technologies that will enable the vision of “a clean and sustainable energy future” (DOE, 2004). For more information, visit USCAR’s Web site at www.uscar.org.

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About Ener1, Inc.
Ener1, Inc. (OTCBB: ENEI) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com